UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                 Date of Event Requiring Report: August 26, 2004

                          THE FURIA ORGANIZATION, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Delaware                    0-13910                95-3931129
    ------------------------    ------------------------   -------------------
    (State of Incorporation)    (Commission File Number)     (IRS Employer
                                                           Identification No.)


                            Michael D. Alexander, CEO
                        892 Steger Towne Drive Suite #31
                               Rockwall, TX 75032
                     ---------------------------------------
                    (Address of Principal Executive Offices)


                                 (214) 923-8869
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              (Registrant's telephone number, including area code)


                           5030 Champion Blvd., G6#237
                            Boca Raton, Florida 33496
                     ---------------------------------------
                     (former name and address of registrant)


                                 (561) 241-4713
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                     (Registrant's former telephone number)

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Item 2.01. Acquisition or Disposition of Assets

         On August 26, 2004, The Furia Organization, Inc. (the "Company") completed the acquisition of Fronthaul, Inc., a privately held Nevada corporation ("Fronthaul") The Company entered into a definitive acquisition agreement with Fronthaul and its principal shareholders to acquire all of the capital stock of Fronthaul in exchange for the issuance of common and preferred stock of the Company.

         Fronthaul was incorporated on June 9, 2004. Fronthaul is an Internet-based, business-to-business information exchange, which provides a centralized database of freight load information accessible by any enabled wireless device or through the Internet. Its objective is to integrate the existing freight industry players with wireless and Internet technologies, creating a dynamic, real time communication exchange for the transportation industry.

         As a result of the transaction, Fronthaul became a wholly-owned subsidiary of the Company. At the closing, an aggregate of 20,000,000 shares of the Company's common stock and 500,000 shares of the Company's preferred stock were authorized for issuance to the shareholders of Fronthaul. The common stock issued to the shareholders of Fronthaul represent 69.6% of the 28,742,842 shares of the Company's common stock in total outstanding post closing. The preferred stock issued to the Fronthaul shareholders shall be convertible, at the option of the holder, into shares of the Company's common stock at the rate of 100 shares of common stock for each share of preferred stock, such right of conversion shall be based upon the following formula:

            (i)   Upon the Company achieving revenues of $250,000 within twelve
                  (12) months from the date of acquisition, an aggregate of 25% of the preferred stock may be converted;

            (ii)  Upon the Company achieving revenues of $500,000 within twelve
                  (12) months from the date of acquisition, an aggregate of 50% of the preferred stock may be converted; and

            (iii) Upon the Company achieving revenues of $750,000 within twelve
                  (12) months from the date of acquisition, an aggregate of 100% of the preferred stock may be converted.

         On the one-year anniversary from the date of acquisition ("Anniversary Date"), should the Company fail to achieve any or all of the revenue thresholds, the Company shall redeem the unconverted preferred stock at a price of $.50 per share. Should the Company fail to redeem any or all of the unconverted preferred stock within 30 days from the Anniversary Date, then the shareholder, without regards to the revenue requirements set forth above, may, at any time thereafter, convert the preferred stock to common stock as hereinbefore set forth.

         The terms of the acquisition were negotiated between officers of the Company and the principal stockholders of Fronthaul. At the time of the negotiations, there was no relationship between the Company and any of its directors, officer or affiliates and Fronthaul or its management.

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

Item 8.01. Other Events

         Effective upon the closing of the transaction described in Item 2.01, above, Mr. Michael Alexander, Chairman and Chief Executive Officer of Fronthaul, joined the Company as Chairman of the Board of Directors. The Company's current Chairman, Mr. Martin Cohen, resigned as Chairman and as an officer of the Company but remained a director until 10 days after the Company makes its 14f filing with the SEC. At present, the sole officer of the Company is Michael D. Alexander. The Company intends on hiring additional personnel in the near future.

Biography for Michael D. Alexander, Chief Executive Officer and Chairman of the Company

         Mr. Alexander has been the Chairman of the Board and Chief Executive Officer for Fronthaul, Inc. since he founded it in June 2004.

         Prior to Fronthaul, Inc. Mr. Alexander has served in a variety of positions with fortune 500 companies. Most recently he worked for Citigroup as a business analyst, where he spent time restructuring business processes. Prior to Citigroup he worked as the Chief Information Officer for Freethinc, Inc., a start-up business incubator. Other companies, which have benefited from Mr. Alexander's experience, are SAP, GE Capital, and SBC. Mr. Alexander was hired by SAP to be the Webmaster for the company's largest initiative in history, mySAP.com. Over his career Mr. Alexander has been a founding member, Internet technology consultant, Webmaster, network administrator, project manager, and systems and business analyst.

Item 9.01. Financial Statements and Exhibits

         (a)      Financial statements of business acquired.

                  If required, financial statements and pro forma financial information will be filed by amendment to this Form 8-K within sixty days from the date of the filing of this amendment.

         (b)      Pro forma financial information.

                  See Item 9.01.(a), above.

         (c)      Exhibits.

                  10.1 Stock Purchase Agreement, dated as of August 26, 2004, by and among the Shareholders, The Furia Organization, Inc., a Delaware corporation, and Fronthaul, Inc., a Nevada corporation.

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.




Date: September 1, 2004                         By: /s/  Michael D. Alexander
                                                   -----------------------------
                                                   Michael D. Alexander, CEO

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